EXHIBIT 3.54

CERTIFICATE OF FORMATION

OF

MFNRAC, L.L.C.

This Certificate of Formation of MFNRAC, L.L.C., dated as of October 2, 1997, is being duly executed and filed by Dennis Codlin, an authorized person, to firm a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et. seq.)

FIRST. The name of the limited liability company is MFNRAC, L.L.C. (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.

Third. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written

/s/ Dennis Codlin

Dennis Codlin
Authorized Person

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF FORMATION OF

MFNRAC, L.L.C

MFNRAC, L.L.C., a limited liability company organized under the Delaware Limited Liability Act (the “Act”), for the Purpose of Amending its Certificate of Formation pursuant to Section 18-202 of the Act, hereby certifies that on March 13, 1998, paragraph 1 of the Certificate of Formation is amended to read in its entirety as follows:

1. The name of the company is International Optical Network, L.L.C.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by an authorized officer as of the 13th day of March 1998.

MFNRAC, L.L.C.

By:	/s/ Dennis E. Codlin
Dennis E. Codlin, Secretary